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                                                                    EXHIBIT 23.1

                       Consent of Independent Accountants

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of Kaneb Pipe Line Partners, L.P. (the "Partnership"), of our report dated February 11, 2002, relating to the consolidated balance sheets of the Partnership and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, partners' capital and cash flows for each of the years in the three year period ended December 31, 2001, which report is included in the Partnership's Annual Report on Form 10-K for the Year Ended December 31, 2001.

                                                 /s/ KPMG LLP

Dallas, Texas
May 8, 2002